                                                                   EXHIBIT 10.14

                     EXCLUSIVE TRADEMARK LICENSE AGREEMENT


        This agreement is entered into and made by World Key, Inc., a California corporation (Licensor) and TravelnStore.com, Inc. a California corporation (Licensee), the "parties".

        In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

        1.1 Affiliate: any company, corporation, or business in which Licensee or Licensor owns or controls at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the terms Licensee and Licensor includes Affiliates.

        1.2 Trademark, World Key Trademark: the World Key trademark consists of the name, the logo, the usage in manner as registered with the United States Patent and Trademark Office

        1.3 Licensor: World Key, Inc. a corporation organized under the laws of the State of California

        1.4 Licensee: TravelnStore.com, Inc., a corporation organized under the laws of the State of California.

        1.5 Sublicensee: any legal entity to which TravelnStore.com extends its rights and responsibilities contained in this Agreement.

        1.6 Territory: the United States of America and its possessions.

                                   ARTICLE II
                                 REPRESENTATIONS

        2.1 Licensor in the owner of the World Key trademark.

        2.2 Licensee wishes to secure the exclusive right to use the World Key trademark in its course of business and to sublicense its right to retail travel agencies throughout United States of America and its possessions.

        2.3 Licensor acquired and has maintained its rights to the World Key trademark since 1978 and has a substantial financial interest in protecting and maintaining the integrity of the World Key trademark.

        2.4 Licensee recognizes the value and integrity of the World Key trademark.

        2.5 Licensor is agreeable to granting Licensee exclusive right to use of World Key trademark conditioned upon the terms of this agreement.

                                   ARTICLE III
                                 GRANT OF RIGHTS

        3.1 Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, in the territory:

               (a) an exclusive commercial license to use the World Key trademark in its course of business, and;

               (b) a license to sublicense its rights and responsibilities under this Agreement to retail travel agencies located in the territory.

               (c) Licensee will provide Licensor with a copy of any sublicense agreement it proposes to use in the granting of a sublicense and agrees to conform its sublicense agreement to this Agreement.

        3.2 The granting and exercise of this license is subject to the following conditions:

               (a) Licensee hereby agrees not to use the World Key trademark in any manner that would degrade the value of trademark.

               (b) Licensee hereby agrees to use its best efforts to follow all laws, rules and regulations to which it is subject in its course of business so as not to endanger the value or the ownership of the trademark.

               (c) Licensee hereby agrees to require any Sublicensee to adhere to all the terms and conditions contained herein pertaining to the use of the World Key trademark.

                                   ARTICLE IV
                          CONSIDERATIONS AND ROYALTIES

        4.1 In consideration for Licensor granting Licensee the license contained herein, at the time Licensee grants the first sublicense of the license contained herein, Licensee shall pay to Licensor $25,000.

        4.2 During the term of this agreement, Licensee shall pay, in advance, to Licensor an annual fixed royalty of $250.00 for each sublicense it has granted to a retail travel agency.

        4.3 No later than 30 days after the conclusion of a calendar month in which a sublicense has been granted, Licensee shall pay to Licensor the royalty payment(s) as required.

                                    ARTICLE V
                                    REPORTING

        5.1 No later than the 10th day of each month, Licensee shall provide Licensor with a report inclusive of the name, address, telephone number, and principal contact of each travel agency to which Licensee has granted a sublicense during the previous calendar month.

        5.2 Licensee shall immediately report to Licensor any legal action to which it is a party, in which the value or the integrity of the World Key trademark may be impacted.

        5.3 All such reports shall be maintained in confidence by Licensor except as required by law; however, Licensor may include in its usual financial reports annual amounts of royalties paid. Late payments shall be subject to a charge of one and one half percent (1 1/2%) per month.

                                   ARTICLE VI
                                 RECORD KEEPING

        6.1 Licensee shall keep, and shall require its sublicensees to keep, accurate records (together with supporting documentation) of all public uses of the World Key trademark as granted under this Agreement, appropriate to determine that the use of trademark is in conformance with trademark law and provisions of this agreement.

        6.2 Licensee shall also keep accurate accounting records of all sublicenses granted and shall make such records available for review upon reasonable notice by Licensor at Licensor's expense. If such examination shows an underreporting or underpayment, Licensee shall pay the cost of such examination, as well as any additional sum that would have been payable to Licensor had Licensee reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month, plus a $50.00 fee per sublicense unreported.

                                   ARTICLE VII
                         DOMESTIC FILING AND MAINTENANCE

        7.1 During the term of this Agreement, Licensor agrees to, at Licensor's expense, undertake all domestic filing requirements to maintain the World Key trademark in full force and effect.

                                  ARTICLE VIII
                                  INFRINGEMENT

        8.1 With respect to the trademark that is exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right to prosecute in its own name, and at its own expense, any infringement of the trademark, so long as such license is exclusive at the time of the commencement of such action. The parties agree to notify the other promptly of each infringement of trademark of which either becomes aware. Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give careful consideration to the views of Licensor and to potential effects on the Licensor's interest in making its decision whether or not to sue.

        8.2 If Licensee elects to commence an action as described above:

               (a) Licensor may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether Licensor elects to join as a party, Licensor shall cooperate fully with Licensee in connection with any such action.

               (b) if Licensor elects to join as a party pursuant to subparagraph (a), Licensor shall jointly control the action with Licensee.

               (c) Licensee shall reimburse Licensor for any costs Licensor incurs, including reasonable attorneys' fees, as part of an action brought by Licensee, irrespective of whether Licensor becomes a co-plaintiff.

        8.3 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of Licensor, which shall not be unreasonably withheld.

        8.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse Licensee and Licensor for litigation costs. Any remaining recoveries or reimbursements shall be shared equally by Licensee and Licensor.

        8.5 If Licensee elects not to exercise its right to prosecute an infringement of the trademark pursuant to this Article, Licensor may do so at its own expense, controlling such action and retaining all recoveries therefrom. Licensee shall cooperate fully with Licensor in connection with any such action.

        8.6 Without limiting the generality of paragraph 8.5 in, Licensor may, at its election and by notice to Licensee, establish a time limit of sixty (60) days for Licensee to decide whether to prosecute any infringement of which Licensor is, or becomes aware. If, by the end of such sixty (60)-day period, Licensee has not commenced such an action, Licensor may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by Licensor in good faith, Licensee shall pay over to Licensor any payments (whether or not designated as "royalties") made by the alleged infringer to Licensee under any existing or future sublicense authorizing the use of the trademark, up to the amount of Licensor's unreimbursed litigation expenses (including, but not limited to, reasonable attorneys' fees).

        8.7 If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity of the trademark, Licensor may elect to take over the sole defense of the action at its own expense. Licensee shall cooperate fully with Licensor in connection with any such action.

                                   ARTICLE IX
                                 PURCHASE OPTION

        9.1 Licensor hereby grants to Licensee an Option to Purchase outright all rights and title to the World Key Trademark. Said Option may only be exercised per the following terms and conditions.

               (a) Licensee must be in compliance with all terms and conditions contained in this Agreement.

               (b) Licensee agrees to take title to the Trademark "as is" at the time Licensee elects to exercise this option.

               (c) Licensee agrees that the indemnification provisions contained in paragraphs 11.4 and 11.8 shall continue for a period of 48 months from the exercise of this Option.

        9.2 As consideration for the transfer of the Trademark upon exercise of the Option, Licensee shall pay Licensor the following amounts:

               (a) Simultaneously with the exercise of the Option, Licensee shall pay Licensor an amount equal to the product of (i) $2,500.00 multiplied by (ii) the number of sublicenses which Licensee has granted through the date of exercise; and

               (b) On September 30 of each calendar year after the date of exercise of the Option to and including September 30, 2004, Licensee shall pay Licensor an amount equal to the product of (i) $2,500.00 multiplied by (ii) the number of sublicenses which Licensee grants after the date of exercise and through September 30, 2004; provided that the aggregate amount payable by Licensee to Licensor under this paragraph
        9.2 shall not exceed $6,250,000.00

Any royalty payments which Licensee has paid to Licensor within the preceding 12 months prior to the exercise of this option, shall be deducted from the total calculated consideration.

        9.3 Licensor agrees to accept common stock of Licensee in the numerical quantity required to equal the cash value of the option purchase price calculated at the market value of the Licensee's stock on the day of exercise, provided that Licensee's stock is trading for no less than $5.00 per share.

        9.4 This Option shall expire 36 months from the date set forth below as the execution date of this Agreement.

        9.5 Licensee shall notify Licensor no less than 60 days prior to its intent to exercise this option.

        9.6 Licensee shall undertake to receive all regulatory approvals required to issue stock, should Licensee wished to exercise purchase of trademark using Licensee's common stock per paragraph 9.3.

        9.7 Licensor agrees to submit any required documentation that would the required for Licensee to receive approval of the stock transaction. Should said documentation include audited financial statements, and Licensor does not have audited financial statements, it will provide access to its financial documentation, books and records so that an audit may be conducted by an accounting firm selected by Licensee and at Licensee's expense.

                                    ARTICLE X
                            TERMINATION OF AGREEMENT

        10.1 This Agreement, unless terminated as provided herein, shall remain in effect until the World Key trademark has expired or been abandoned, or for a period of ten years, which ever occurs first.

        10.2 Licensor may terminate this Agreement as follows:

               (a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with paragraph 5.3) within forty-five (45) days after the date of notice in writing of such non-payment by Licensor.

               (b) If Licensee defaults in its obligations to protect the value and integrity of trademark.

               (c) If, at any time Licensor determines that the Agreement should be terminated due to Licensee's failure in its obligations under its granted rights contained in Article III.

               (d) If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon Licensor giving written to Licensee.

               (e) If an examination by Licensor's accountant pursuant to
        Article VI shows an underreporting or underpayment by Licensee in excess of 20% for any twelve (12) month period.

               (f) If Licensee is convicted of a felony.

               (g) Except as provided in subparagraphs (a), (b), (c), (d), (e) and (f) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by Licensor.

        10.3 Licensee shall provide, in all sublicenses granted by it under this Agreement, that Licensee's interest in such sublicenses shall, at Licensor's option, terminate or be assigned to Licensor upon termination of this Agreement.

        10.4 Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to Licensor and paying a termination fee of $25,000. Upon termination, Licensee shall submit a final Royalty Report to Licensor and any unpaid royalty payments shall become immediately payable.

        10.5 Upon termination pursuant to Paragraph 9.2, whether by Licensor or by Licensee, Licensee shall cease all use of the trademark and shall, upon request, return or destroy (at Licensor's option) all World Key trademarked material under its control or in its possession.

                                   ARTICLE XI
                                     GENERAL

        11.1 Licensor does not warrant the validity of the trademark licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed trademark, or that such trademark may be exploited by Licensee or Sublicensee, without infringing other trademarks.

        11.2 LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE TRADEMARK. Further, Licensor has made no investigation and makes no representation that the trademark is free from liability for trademark infringement.

        11.3 Licensee shall not sublicense trademark to others except to further the purposes of this Agreement. Licensee shall protect the trademark at least as well as it protects its own valuable, tangible personal property and shall take measures to protect the trademark from any claims by third parties, including creditors and trustees in bankruptcy.

        11.4 Indemnification.

               (a) Licensee shall indemnify, defend and hold harmless Licensor and its current or former directors, officers, staff, employees, and agents and their respective successors, heirs and assigns (collectively, the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any of them in connection with any claims, suits, actions, demands or judgments arising out of any use of trademark (including, but not limited to, actions in the form of tort, warranty, or strict liability) granted under this Agreement.

               (b) Licensee shall, at its own expense, provide attorneys reasonably acceptable to Licensor to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

        11.5 Licensee shall not use World Key, Inc. name in any advertising, promotional or sales literature without the prior written approval of World Key, Inc.

        11.6 Without the prior written approval of Licensor in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by Licensee to any person, whether voluntarily or involuntarily, by operation of law or otherwise. This Agreement shall be binding upon the respective successors, legal representatives and assignees of Licensor and Licensee.

        11.7 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of California.

        11.8 Licensee shall comply with all applicable laws and regulations and will defend and hold Licensor harmless in the event of any legal action of any nature occasioned by such violation.

        11.9 Licensee agrees (i) to obtain all regulatory approvals required for the sublicense of the trademark (ii) to utilize appropriate trademark marking on any use of trademark. Licensee also agrees to register or record this Agreement as is required by law or regulation in any jurisdiction where the license is in effect.

        11.10 Any notices to be given hereunder shall be sufficient if signed by the party (or party's attorney) giving same and either (a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

               If to Licensee:

                      TravelnStore.com, Inc.
                      1320 Flynn Rd. Suite 402
                      Camarillo, California 93012
                      805 388 9004 fax 805 388 4945

               If to Licensor:

                      World Key, Inc.
                      900 Acaso Suite G.

                      Camarillo, CA 93012
                      805 482 8210 fax 805 482 8189

        By such notice either party may change their address for future notices.

        Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

        11.11 Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

        11.12 In the event of any controversy or claim arising out of, or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Camarillo, California. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

        11.13 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives this 24th day of September, 1999.


For World Key, Inc.                          For TravelnStore.com, Inc.

___________________________________          ___________________________________
Jim Tyner, Chairman                          Jim Tyner, Chairman & CEO

___________________________________          ___________________________________
Yula Greco, Secretary                        Yula Greco, Secretary